FINWISE BANCORP REPORTS SECOND QUARTER 2023 RESULTS
- Net Income of $4.6 Million for Second Quarter of 2023 -
- Diluted Earnings Per Share of $0.35 for Second Quarter of 2023 -
- Entered Into Definitive Agreement to Increase Ownership Stake in Business Funding Group to 20% Upon Closing -

MURRAY, UTAH, July 27, 2023 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter ended June 30, 2023.
Second Quarter 2023 Highlights
•Loan originations were $1.2 billion, compared to $0.9 billion for the quarter ended March 31, 2023, and $2.1 billion for the second quarter of the prior year
•Net interest income was $13.7 million, compared to $12.1 million for the quarter ended March 31, 2023, and $12.8 million for the second quarter of the prior year
•Net Income was $4.6 million, compared to $3.9 million for the quarter ended March 31, 2023, and $5.5 million for the second quarter of the prior year
•Diluted earnings per share (“EPS”) were $0.35 for the quarter, compared to $0.29 for the quarter ended March 31, 2023, and $0.41 for the second quarter of the prior year
•Efficiency ratio rose to 52.7%, compared to 52.5% for the quarter ended March 31, 2023, and 52.0% for the second quarter of the prior year (1)
•Annualized return on average equity (ROAE) was 12.8%, compared to 11.1% in the quarter ended March 31, 2023, and 17.2% in the second quarter of the prior year
•Asset quality remained solid with a non-performing loans to total loans ratio of 0.3%
•Entered into definitive agreement on July 25, 2023 to increase ownership of Business Funding Group, LLC (“BFG”) to 20% through the issuance of 372,132 shares of the Company’s common stock in exchange for an additional 10% equity interest in BFG upon closing
(1) See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this non-GAAP measure.

“Our team delivered solid originations, maintained strong credit quality, and effectively managed costs in the second quarter, notwithstanding the challenging macro backdrop” said Kent Landvatter, Chairman, Chief Executive Officer and President of FinWise. “In addition, in-line with our long-term strategic plans, we invested in our future as we increased our ownership in BFG by seizing upon the market dislocation to add an additional 10% membership interest at favorable relative pricing.” Mr. Landvatter continued, “As we look forward, we remain highly vigilant regarding the uncertainties that lie ahead and believe that the industry-wide slowdown in loan originations may persist as we move through 2023. We continue to effectively manage the areas of our business that we can control as we maintain a prudent underwriting, capital management and cost control stance, while continuing to invest in our business. We remain well-positioned to capitalize on future growth opportunities as the environment stabilizes. We believe these thoughtful actions will result in improved efficiency, profitability and long-term shareholder value creation.”

Selected Financial Data
	For the Three Months Ended
($s in thousands, except per share amounts)	6/30/2023	3/31/2023	6/30/2022

Net Income	$4,639	$3,861	$5,482
Diluted EPS	$0.35	$0.29	$0.41
Return on average assets	3.9%	3.8%	5.5%
Return on average equity	12.8%	11.1%	17.2%
Yield on loans	17.77%	17.24%	18.42%
Cost of deposits	4.02%	3.18%	0.77%
Net interest margin	12.14%	12.51%	13.69%
Efficiency ratio(1)	52.7%	52.5%	52.0%
Tangible book value per share(2)	$11.59	$11.26	$10.13
Tangible shareholders’ equity to tangible assets(2)	29.7%	32.6%	35.7%
Leverage Ratio (Bank under CBLR)	22.4%	24.0%	21.4%
(1) This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. The efficiency ratio is defined as total noninterest expense divided by the sum of net interest income and noninterest income. The Company believes this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent.
(2) This measure is not a measure recognized under GAAP and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. The Company had no goodwill or other intangible assets as of any of the dates indicated. The Company has not considered loan servicing rights or loan trailing fee asset as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Net Income
Net income was $4.6 million for the second quarter of 2023, compared to $3.9 million for the first quarter of 2023, and $5.5 million for the second quarter of 2022. The improvement from the prior quarter was primarily due to an increase in net interest income driven by growth in loans held for investment portfolio. The decrease from the prior year period was primarily due to lower strategic program fees, higher interest expense on deposits, and lower gain on sale, partially offset by higher interest income and a reduction in non-interest expense.

Net Interest Income
Net interest income was $13.7 million for the second quarter of 2023, compared to $12.1 million for the first quarter of 2023, and $12.8 million for the second quarter of 2022. The improvement from the prior quarter and prior year period was primarily due to increases in the Bank’s average balances on the loans held for investment portfolio, coupled with increasing yields on variable rate interest earning assets due to the rising rate environment, partially offset by increases in the interest rates being paid and average interest-bearing liability balances over the same periods.

Loan originations totaled $1.2 billion for the second quarter of 2023, compared to $0.9 billion for the prior quarter and $2.1 billion for the prior year period.

Net interest margin for the second quarter of 2023 was 12.14%, compared to 12.51% for the prior quarter and 13.69% for the prior year period. The decrease from the prior quarter was mainly due to an increase in interest bearing liabilities primarily associated with a rise in certificates of deposit balances and rates. The decrease from the prior year period was primarily due to a reduction in average balances in the Company’s loans held for sale portfolio along with a shift in the Company’s deposit portfolio mix from lower to higher costing deposits, partially offset by an increase in average balances in the Company’s loans held for investment portfolio.

Provision for Credit Losses
The Company’s provision for credit losses was $2.7 million, compared to $2.9 million for the prior year period. Compared to the first quarter of 2023, the Company’s provision for credit losses in the second quarter of 2023 was substantially flat. The stability in the provision between the first and second quarters of 2023 despite the net growth in loans receivable reflects the reduction in strategic program loan balances held for investment as well as a reduction in net charge-offs quarter over quarter. The increase in the provision compared to the second quarter of 2022 was primarily due to a reduction in strategic program loans held for investment, although the provision for the prior year period was calculated under the incurred loss model rather than the current expected credit loss methodology as required under ASU 2016-13 and is not necessarily comparable to the provisions charged in 2023.

Non-interest Income

	For the Three Months Ended
($ in thousands)	6/30/2023	3/31/2023	6/30/2022
Noninterest income:
Strategic Program fees	$4,054	$3,685	$6,221
Gain on sale of loans	700	187	2,412
SBA loan servicing fees	226	591	342
Change in fair value on investment in BFG	120	(85)	(575)
Other miscellaneous income	188	149	31
Total noninterest income	$5,288	$4,527	$8,431

Non-interest income was $5.3 million for the second quarter of 2023, compared to $4.5 million for the prior quarter and $8.4 million for the prior year period. The increase from the prior quarter was primarily due to an increase in the number of SBA 7(a) loans sold. The decrease from the prior year period was primarily due to lower originations of Strategic Program loans and the associated Strategic Program fees, a reduction in gain on sale of loans primarily attributable to the Company’s increased retention of the guaranteed portion of SBA loans the Company originates to increase interest income which resulted in a corresponding decrease in gain on sale income, partially offset by an increase in the fair value of the Company’s investment in BFG.
Non-interest Expense

	For the Three Months Ended
($ in thousands)	6/30/2023	3/31/2023	6/30/2022
Non-interest expense
Salaries and employee benefits	$6,681	$5,257	$6,594
Professional services	1,305	1,474	1,511
Occupancy and equipment expenses	718	712	469
(Recovery) impairment of SBA servicing asset	(339)	(253)	1,135
Other operating expenses	1,634	1,547	1,310
Total noninterest expense	$9,999	$8,737	$11,019

Non-interest expense was $10.0 million for the second quarter of 2023, compared to $8.7 million for the prior quarter and $11.0 million for the prior year period. The increase from the prior quarter was primarily due to an increase in salaries and employee benefits related to higher accruals for performance bonuses based on higher

Company profitability. The decrease from the prior year period was primarily due to a recovery on the Company’s SBA servicing asset in the second quarter of 2023 which did not occur in the prior year period.

The Company’s efficiency ratio was 52.7% for the second quarter of 2023, compared to 52.5% for the prior quarter and 52.0% for the prior year period.

Tax Rate
The Company’s effective tax rate was 26.1% for the second and first quarter of 2023, compared to 24.6% for the prior year period.

Balance Sheet
The Company’s total assets were $495.6 million as of June 30, 2023, an increase from $442.3 million as of March 31, 2023 and $366.0 million as of June 30, 2022. The increase from March 31, 2023 was primarily due to increases in loans receivable due to continued growth in the SBA and commercial non real estate loan portfolios, Strategic Program loans held-for-sale, interest-bearing deposits as well as an increase in income tax receivables. The increase in total assets compared to June 30, 2022 was primarily due to increases in loans receivable due to continued growth in the SBA, commercial non real estate and commercial real estate loan portfolios, Strategic Program loans held-for-sale, and interest-bearing deposits.

The following table shows the loan portfolio as of the dates indicated:

	6/30/2023		3/31/2023		6/30/2022
($s in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$189,028	65.0%	$178,663	65.6%	$124,477	62.1%
Commercial, non-real estate	24,851	8.6%	17,890	6.6%	7,847	3.9%
Residential real estate	30,378	10.5%	30,994	11.4%	30,965	15.4%
Strategic Program loans held for investment	20,732	7.1%	21,393	7.9%	27,467	13.7%
Commercial real estate	18,677	6.4%	17,022	6.2%	4,722	2.4%
Consumer	6,993	2.4%	6,351	2.3%	5,062	2.5%
Total period end loans	$290,659	100.0%	$272,313	100.0%	$200,540	100.0%
Note: SBA loans as of June 30, 2023, March 31, 2023 and June 30, 2022 include $0.5 million, $0.6 million and $0.7 million in PPP loans, respectively. SBA loans as of June 30, 2023, March 31, 2023 and June 30, 2022 include $85.5 million, $75.9 million and $46.0 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA. The held for investment balance on Strategic Programs with annual interest rates below 36% as of June 30, 2023, March 31, 2023 and June 30, 2022 was $5.5 million, $6.9 million and $12.0 million, respectively.

Total loans receivable as of June 30, 2023 were $290.7 million, an increase from $272.3 million and $200.5 million as of March 31, 2023 and June 30, 2022, respectively. The improvement compared to March 31, 2023 and June 30, 2022 was primarily due to increases in SBA 7(a) loan balances, commercial loan balances and commercial real estate loan balances.

The following table shows the Company’s deposit composition as of the dates indicated:

	As of
	6/30/2023		3/31/2023		6/30/2022
($s in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$93,347	28.1%	$79,930	28.3%	$83,490	38.1%
Interest-bearing deposits:
Demand	46,335	13.9%	42,030	14.8%	11,360	5.1%
Savings	9,484	2.9%	7,963	2.8%	7,462	3.4%
Money market	14,473	4.3%	12,993	4.6%	48,273	22.0%
Time certificates of deposit	168,891	50.8%	140,276	49.5%	68,774	31.4%
Total period end deposits	$332,530	100.0%	$283,192	100.0%	$219,359	100.0%

Total deposits as of June 30, 2023 increased to $332.5 million from $283.2 million and $219.4 million as of March 31, 2023 and June 30, 2022, respectively. The increase over both prior periods was primarily due to growth in brokered CDs which were generally utilized for short term funding needs. The increase in noninterest-bearing demand deposits of June 30, 2023 compared to both prior periods was primarily due to increases in deposit reserve account balances related to the Company’s outstanding strategic program loans held for sale. The increase in interest-bearing demand deposits as of June 30, 2023 compared to June 30, 2022 was primarily due to HSA deposits from Lively, Inc., a technology-focused Health Savings Account provider. The decrease in money markets as of June 30, 2023 compared to June 30, 2022 was primarily due to a decrease in brokered money market deposits and a reduction in reserve account balances related to the Company’s strategic programs. As of June 30, 2023, 36.3% of deposits at the Bank level were uninsured, compared to 36.1% as of March 31, 2023. As of June 30, 2023, 8.1% of total bank deposits were required under our Strategic Program agreements and an additional 13.2% were associated with other accounts owned by the Company or the Bank.

Total shareholders’ equity as of June 30, 2023 increased $3.1 million to $147.4 million from $144.4 million at March 31, 2023. Compared to June 30, 2022, total shareholders’ equity as of June 30, 2023 increased $16.9 million from $130.5 million. The increase from March 31, 2023 and June 30, 2022 was primarily due to the Company’s net income, partially offset by the repurchase of common stock under the Company’s share repurchase program.

Bank Regulatory Capital Ratios
The following table presents the leverage ratios for the Bank as of the dates indicated as determined under the Community Bank Leverage Ratio Framework of the Federal Deposit Insurance Corporation:

	As of
Capital Ratios	6/30/2023	3/31/2023	6/30/2022	Well-Capitalized Requirement
Leverage Ratio	22.4%	24.0%	21.4%	9.0%

The Bank’s capital levels remain significantly above well-capitalized guidelines as of June 30, 2023.

Share Repurchase Program
As of June 30, 2023, the Company has repurchased a total of 413,263 shares for $3.5 million under the Company’s share repurchase program announced in August 2022.
Asset Quality
Nonperforming loans were $0.9 million, or 0.3% of total loans receivable, as of June 30, 2023, compared to $0.7 million or 0.3% of total loans receivable, as of March 31, 2023 and $0.6 million, or 0.3% of total loans receivable, as of June 30, 2022. The Company’s allowance for credit losses to total loans held for investment was 4.2% as of June 30, 2023 compared to the Company’s allowance for credit losses to total loans held for investment of 4.4% as of March 31, 2023 and 5.3% as of June 30, 2022.

For the second quarter of 2023, the Company’s net charge-offs were $2.4 million, compared to $2.9 million for the prior quarter and $2.3 million for the prior year period. The decrease in net charge-offs compared to the prior quarter was primarily due to lower net charge-offs related to retained strategic programs. The increase in net charge-offs compared to the second quarter of 2022 was primarily due to higher net charge-offs related to SBA loans.

The following table presents a summary of changes in the allowance for credit losses and asset quality ratios for the periods indicated:

	For the Three Months Ended
($s in thousands)	6/30/2023	3/31/2023	6/30/2022
Allowance for Credit Losses:
Beginning Balance	$12,034	$11,985	$9,987
Impact of ASU 2016-13 Adoption	—	257	—
Adjusted Beginning Balance	12,034	12,242	9,987
Provision for Credit Losses	2,674	2,668	2,913
Charge offs*
Construction and land development	—	—	—
Residential real estate	(121)	—	(102)
Residential real estate multifamily	—	—	—
Commercial real estate	—	(122)	—
Commercial and industrial	(66)	(18)	—
Consumer	(19)	—	—
Lease financing receivables	—	—	—
Strategic Program loans	(2,516)	(3,025)	(2,560)
Recoveries*
Construction and land development	—	—	—
Residential real estate	81	3	1
Residential real estate multifamily	—	—	—
Commercial real estate	—	—	47
Commercial and industrial	1	2	1
Consumer	—	—	—
Lease financing receivables	—	—	—
Strategic Program loans	252	284	315
Ending Balance	$12,320	$12,034	$10,602

Asset Quality Ratios	As of and For the Three Months Ended
($s in thousands, annualized ratios)	6/30/2023	3/31/2023	6/30/2022
Nonperforming loans	$858	$740	$633
Nonperforming loans to total loans held for investment	0.3%	0.3%	0.3%
Net charge offs to average loans held for investment	3.4%	4.5%	4.5%
Allowance for credit losses to loans held for investment	4.2%	4.4%	5.3%
Net charge offs	$2,388	$2,876	$2,298
*Charge offs and recoveries for the three months ended June 30, 2022 have been reclassified in accordance with the credit loss model adopted by the Company on January 1, 2023.

Subsequent Events
On July 25, 2023, the Company entered into a definitive agreement with BFG and four members of BFG to acquire an additional 10% of its membership interests in exchange for 372,132 shares of the Company’s stock, subject to regulatory approval and other customary closing conditions. Upon closing, the Company’s total equity ownership of BFG will increase to 20%. The transaction is expected to close by September 30, 2023.

Webcast and Conference Call Information
FinWise will host a conference call today at 5:30 PM ET to discuss its financial results for the second quarter of 2023. A simultaneous audio webcast of the conference call will be available on the Company’s investor relations section of the website at https://viavid.webcasts.com/starthere.jsp?ei=1617288&tp_key=1595442015.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investors.finwisebancorp.com for six months following the call.

Website Information

The Company intends to use its website, www.finwisebancorp.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp
FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah. FinWise operates through its wholly-owned subsidiary, FinWise Bank, a Utah state-chartered bank. FinWise currently operates one full-service banking location in Sandy, Utah. FinWise is a nationwide lender to and takes deposits from consumers and small businesses. Learn more at www.finwisebancorp.com.

Contacts
investors@finwisebank.com

media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, future events and its financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates and projections will be achieved. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: (a) the success of the financial technology industry, the development and acceptance of which is subject to a high degree of uncertainty, as well as the continued evolution of the regulation of this industry; (b) the ability of the Company’s Strategic Program service providers to comply with regulatory regimes, including laws and regulations applicable to consumer credit transactions, and the Company’s ability to adequately oversee and monitor its Strategic Program service providers; (c) the Company’s ability to maintain and grow its relationships with its Strategic Program service providers; (d) changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters, including the application of interest rate caps or maximums; (e) the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; (f) adverse developments in the banking industry associated with high-profile bank failures and the potential impact of such developments on customer confidence, liquidity, and regulatory responses; (g) system failure or cybersecurity breaches of the Company’s network security; (h) the Company’s reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services; (i) general economic conditions, either nationally or in the Company’s market areas (including interest rate environment, government economic and monetary policies, the strength of global financial markets and inflation and deflation), that impact the financial services industry and/or the Company’s business; (j) increased competition in the financial services industry, particularly from regional and national institutions and other companies that offer banking services; (k) the Company’s ability to measure and manage its credit risk effectively and the potential deterioration of the business and economic conditions in the Company’s primary market areas; (l) the adequacy of the Company’s risk management framework; (m) the adequacy of the Company’s allowance for credit losses (“ACL”); (n) the financial soundness of other financial institutions; (o) new lines of business or new products and services; (p) changes in Small Business Administration (“SBA”) rules, regulations and loan products, including specifically the Section 7(a) program, changes in SBA standard operating procedures or changes to the status of the Bank as an SBA Preferred Lender; (q) changes in the value of collateral securing the Company’s loans; (r) possible increases in the Company’s levels of nonperforming assets; (s) potential losses from loan defaults and nonperformance on loans; (t) the Company’s ability to protect its intellectual property and the risks it faces with respect to claims and litigation initiated against the Company; (u) the inability of small- and medium-sized businesses to whom the Company lends to weather adverse business conditions and repay loans; (v) the Company’s ability to implement aspects of its growth strategy and to sustain its historic rate of growth; (w) the Company’s ability to continue to originate, sell and retain loans, including through its Strategic Programs; (x) the concentration of the Company’s lending and depositor relationships through Strategic Programs in the financial technology industry generally; (y) the Company’s ability to attract additional merchants and retain and grow its existing merchant relationships; (z) interest rate risk associated with the Company’s business, including sensitivity of its interest earning assets and interest bearing liabilities to interest rates, and the impact to its earnings from changes in interest rates; (aa) the effectiveness of the Company’s internal control over financial reporting and its ability to remediate any future material weakness in its internal control over financial reporting; (bb) potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in the Company’s computer systems relating to its development and use of new technology platforms; (cc) the Company’s dependence on its management team and changes in management composition; (dd) the sufficiency of the Company’s capital, including sources of capital and the extent to which it may be required to raise additional capital to meet its goals; (ee) compliance with laws and regulations, supervisory actions, the Dodd-Frank Act, capital requirements, the Bank Secrecy Act, anti-money laundering laws, predatory lending laws, and other statutes and regulations; (ff) the Company’s ability to maintain a strong core deposit base or other low-cost funding sources; (gg) results of examinations of the Company by its regulators, including the possibility that its regulators may, among other things, require the Company to increase its ACL or to write-down assets; (hh) the Company’s involvement from time to time in legal proceedings, examinations and remedial actions by regulators; (ii) further government intervention in the U.S. financial system; (jj) natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, and other matters beyond the Company’s control; (kk) future equity and debt issuances; (ll) the possibility that the proposed acquisition of BFG equity interests does not close when expected or at all because required regulatory approvals are not received or other conditions to closing are not satisfied on a timely basis or at all; (mm) that the Company may be required to modify the terms and conditions of the proposed acquisition to obtain regulatory approval; (nn) that the anticipated benefits of the proposed acquisition are not realized within the expected time frame or at all as a result of such things as the strength or weakness of the economy and competitive factors in the areas where the Company and BFG do business; and (oo) other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent reports on Form 10-Q and Form 8-K.

The timing and amount of purchases under the Company’s share repurchase program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company’s discretion and without notice.
Any forward-looking statement speaks only as of the date of this release, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence. In addition, the Company cannot assess the impact of each risk and uncertainty on its business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
($s in thousands; Unaudited)

	As of
	6/30/2023	3/31/2023	6/30/2022

ASSETS
Cash and cash equivalents
Cash and due from banks	$369	$384	$397
Interest-bearing deposits	118,674	105,225	96,131
Total cash and cash equivalents	119,043	105,609	96,528
Investment securities held-to-maturity, at cost	14,403	13,880	12,463
Investment in Federal Home Loan Bank (FHLB) stock, at cost	476	449	449
Strategic Program loans held-for-sale, at lower of cost or fair value	42,362	25,413	31,599
Loans receivable, net	277,663	260,221	189,670
Premises and equipment, net	13,154	9,198	5,834
Accrued interest receivable	2,316	2,174	1,422
Deferred taxes, net	—	1,319	2,018
SBA servicing asset, net	5,233	5,284	4,586
Investment in Business Funding Group (BFG), at fair value	4,500	4,500	4,600
Operating lease right-of-use (“ROU”) assets	4,668	4,855	6,935
Income tax receivable, net	2,355	—	1,843
Other assets	9,452	9,397	8,040
Total assets	$495,625	$442,299	$365,987

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$93,347	$79,930	$83,490
Interest-bearing	239,183	203,262	135,869
Total deposits	332,530	283,192	219,359
Accrued interest payable	466	117	34
Income taxes payable, net	—	2,511	—
Deferred taxes, net	140	—	—
PPP Liquidity Facility	252	283	376
Operating lease liabilities	6,792	6,781	7,393
Other liabilities	7,997	5,062	8,288
Total liabilities	348,177	297,946	235,450

Shareholders’ equity
Common Stock	13	13	13
Additional paid-in-capital	52,625	54,827	55,015
Retained earnings	94,810	89,513	75,509
Total shareholders’ equity	147,448	144,353	130,537
Total liabilities and shareholders’ equity	$495,625	$442,299	$365,987

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($s in thousands, except per share amounts; Unaudited)

	For the Three Months Ended
	6/30/2023	3/31/2023	6/30/2022
Interest income
Interest and fees on loans	$14,355	$12,342	$12,864
Interest on securities	77	72	44
Other interest income	1,437	987	105
Total interest income	15,869	13,401	13,013

Interest expense
Interest on deposits	2,194	1,295	244
Interest on PPP Liquidity Facility	—	—	—
Total interest expense	2,194	1,295	244
Net interest income	13,675	12,106	12,769

Provision for credit losses(1)	2,688	2,671	2,913
Net interest income after provision for credit losses	10,987	9,435	9,856

Non-interest income
Strategic Program fees	4,054	3,685	6,221
Gain on sale of loans, net	700	187	2,412
SBA loan servicing fees	226	591	342
Change in fair value on investment in BFG	120	(85)	(575)
Other miscellaneous income	188	149	31
Total non-interest income	5,288	4,527	8,431

Non-interest expense
Salaries and employee benefits	6,681	5,257	6,594
Professional services	1,305	1,474	1,511
Occupancy and equipment expenses	718	712	469
(Recovery) impairment of SBA servicing asset	(339)	(253)	1,135
Other operating expenses	1,634	1,547	1,310
Total non-interest expense	9,999	8,737	11,019
Income before income tax expense	6,276	5,225	7,268

Provision for income taxes	1,638	1,364	1,786
Net income	$4,638	$3,861	$5,482

Earnings per share, basic	$0.36	$0.30	$0.43
Earnings per share, diluted	$0.35	$0.29	$0.41

Weighted average shares outstanding, basic	12,603,463	12,708,326	12,716,010
Weighted average shares outstanding, diluted	12,989,530	13,172,288	13,417,390
Shares outstanding at end of period	12,723,703	12,824,572	12,884,821

(1) The Company adopted ASU 2016-13 as of January 1, 2023. The 2022 amounts presented are calculated under the prior accounting standard.

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($s in thousands; Unaudited)

	For the Three Months Ended
	6/30/2023			3/31/2023			6/30/2022
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance		Interest	Average Yield/Rate
Interest earning assets:
Interest bearing deposits	$113,721	$1437	5.07%	$88,038	$987	4.55%	$82,046		$105	0.51%
Investment securities	14,137	77	2.19%	14,142	72	2.07%	11,837		44	1.49%
Loans held for sale	41,390	3,860	37.41%	31,041	3,061	39.99%	74,800		5,949	31.81%
Loans held for investment	282,686	10,495	14.89%	259,383	9,281	14.51%	204,501		6,915	13.53%
Total interest earning assets	451,934	15,869	14.08%	392,604	13,401	13.84%	373,184		13,013	13.95%
Non-interest earning assets	21,825			22,813			22,133
Total assets	$473,759			$415,417			$395,317
Interest bearing liabilities:
Demand	$44,097	$426	3.88%	$41,532	$385	3.76%	$7,587		$27	1.42%
Savings	7,334	10	0.56%	8,313	10	0.50%	7,430		1	0.05%
Money market accounts	13,982	109	3.12%	12,089	58	1.96%	29,318		21	0.29%
Certificates of deposit	153,662	1,649	4.30%	103,225	842	3.31%	82,870		195	0.94%
Total deposits	219,075	2,194	4.02%	165,159	1,295	3.18%	127,205		244	0.77%
Other borrowings	267	—	0.35%	297	—	0.35%	601		—	0.35%
Total interest bearing liabilities	219,342	2,194	4.01%	165,456	1,295	3.18%	127,806		244	0.76%
Non-interest bearing deposits	95,257			91,701			120,359
Non-interest bearing liabilities	14,206			16,602			19,429
Shareholders’ equity	144,954			141,658			127,723
Total liabilities and shareholders’ equity	$473,759			$415,417			$395,317
Net interest income and interest rate spread		$13,675	10.07%		$12,106	10.67%		$12,769	$12,769	13.18%
Net interest margin			12.14%			12.51%				13.69%
Ratio of average interest-earning assets to average interest- bearing liabilities			206.04%			237.29%				291.99%
Note: Average PPP loans for the three months ended June 30, 2023, March 31, 2023, and June 30, 2022 were $0.5 million, $0.6 million and $0.9 million, respectively.

FINWISE BANCORP
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA
($s in thousands, except per share amounts; Unaudited)

	As of and for the Three Months Ended
	6/30/2023	3/31/2023	6/30/2022
Selected Loan Metrics
Amount of loans originated	$1,156,141	$908,190	$2,088,843
Selected Income Statement Data
Interest income	$15,869	$13,401	$13,013
Interest expense	2,194	1,295	244
Net interest income	13,675	12,106	12,769
Provision for credit losses	2,688	2,671	2,913
Net interest income after provision for credit losses	10,987	9,435	9,856
Non-interest income	5,288	4,527	8,431
Non-interest expense	9,999	8,737	11,019
Provision for income taxes	1,638	1,364	1,786
Net income	4,639	3,861	5,482
Selected Balance Sheet Data
Total Assets	$495,625	$442,299	$365,987
Cash and cash equivalents	119,043	105,609	96,528
Investment securities held-to-maturity, at cost	14,403	13,880	12,463
Loans receivable, net	277,663	260,221	189,670
Strategic Program loans held-for-sale, at lower of cost or fair value	42,362	25,413	31,599
SBA servicing asset, net	5,233	5,284	4,586
Investment in Business Funding Group, at fair value	4,500	4,500	4,600
Deposits	332,530	283,192	219,359
PPP Liquidity Facility	252	283	376
Total shareholders' equity	147,448	144,353	130,537
Tangible shareholders’ equity (1)	147,448	144,353	130,537
Share and Per Share Data
Earnings per share - basic	$0.36	$0.30	$0.43
Earnings per share - diluted	$0.35	$0.29	$0.41
Book value per share	$11.59	$11.26	$10.13
Tangible book value per share (1)	$11.59	$11.26	$10.13
Weighted avg outstanding shares - basic	12,603,463	12,708,326	12,716,010
Weighted avg outstanding shares - diluted	12,989,530	13,172,288	13,417,390
Shares outstanding at end of period	12,723,703	12,824,572	12,884,821
Capital Ratios
Total shareholders' equity to total assets	29.7%	32.6%	35.7%
Tangible shareholders’ equity to tangible assets (1)	29.7%	32.6%	35.7%
Leverage Ratio (Bank under CBLR)	22.4%	24.0%	21.4%
(1) This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity. We had no goodwill or other intangible assets as of any of the dates indicated. We have not considered loan servicing rights or loan trailing fee asset as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity as of each of the dates indicated.

Reconciliation of Non-GAAP to GAAP Financial Measures

Efficiency ratio	Three Months Ended
	6/30/2023	3/31/2023	6/30/2022
($s in thousands)
Non-interest expense	$9,999	$8,737	$11,019
Net interest income	13,675	12,106	12,769
Total non-interest income	5,288	4,527	8,431
Adjusted operating revenue	$18,963	$16,633	$21,200
Efficiency ratio	52.7%	52.5%	52.0%